Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STONE ENERGY CORPORATION

Stone Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     The name of the Corporation is Stone Energy Corporation. The Corporation was incorporated by filing its original Certificate of Incorporation with the Secretary of State of Delaware on March 15, 1993, as amended and restated from time to time (the “Original Certificate”).

2.     This Amended and Restated Certificate of Incorporation amends and restates the Original Certificate and was duly adopted by the board of directors of the Corporation and the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.     The Original Certificate Corporation is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the corporation is Stone Energy Corporation.

SECOND. The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of capital stock which the Corporation is authorized to issue shall be 100 shares of Common Stock, par value of $.01 per share.

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IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 10th day of May, 2018.

STONE ENERGY CORPORATION

By:	/s/ James M. Trimble
Name:	James M. Trimble
Title:	Interim Chief Executive Officer and
President

[Signature Page to Amended and Restated Certificate of Incorporation of Stone Energy Corporation]